Enertopia Answers Your Provisional Patent Questions

Kelowna, British Columbia, August 4th, 2021 - Enertopia Corporation ("Enertopia'' or the "Company") a company focused on building shareholder value through a combination of our Nevada Lithium claims, intellectual property, & patents in the green technology space, is pleased to provide the following update.

Since announcing our provisional patent applications on May 25th and 26th we have received      questions from shareholders, experts in the lithium mining space, as well as chemical industry professionals. We are appreciative of this growing interest in what we are focused on achieving as we move to a net zero carbon world.

Here is a list of the top questions asked and answers below:

1. Can you explain how the excess heat from solar panels is captured for utilization in the Li process?

The first provisional patent ENERTOPIA SOLAR BOOSTER TM adsorbs the radiant heat energy from the solar array panels, heats the water running through the jacket, then deposits it into a storage tank to be reheated. This is done via provisional patent ones glazed adsorber, which heats the claystone solution to the required process heat temperature for extracting the Lithium.

2. Can you explain what makes this process so unique in the marketplace?

We are not aware of any company using a carbon neutral footprint to increase the PV output, while also using the resulting heat energy in their process water cycle.

3. Are any process/equipment modifications required for the Li processing step when compared to traditional methods?

We believe current processing techniques or those in testing such as DLE (Direct Lithium Exchange) will be synergistic with our carbon neutral step.

4. At what scale has this process been demonstrated?

ENERTOPIA SOLAR BOOSTER TM is currently undergoing small scale beta testing.

5. Are scaleup plans underway for the technology?

ENERTOPIA SOLAR BOOSTER TM and ENERTOPIA HEAT EXTRACTOR TM will undergo larger beta testing. Upon successful multi month testing results large scale testing will take place at a facility that currently has 3MW total capacity of solar PV. We are pleased to report the installation of monitoring for baseline data analysis will be completed this week on 2MW of the 3MW array.

6. Timeline of Provisional patents becoming patents?

One has twelve months from the filing date of a provisional patent to file for patent pending paperwork. The granting or denial of a patent from the patent pending application is normally 6 to 12 months pre COVID.

The effect of temperature on solar panel efficiency

Another goal of this project will soon be put through beta testing and monitoring verification. Upon completion of this testing phase an unnamed 3rd party that has a three-megawatt solar array has agreed for us to do real-time comparative testing on their PV sub-arrays. The goal will be to increase their PV production while simultaneously removing the heat stress, which will in turn prolong the life of their PV panels, a common problem associated with running solar arrays in hot, arid regions.

Other aspects of heat stress include heat fatigue causing permanent PV cell failure, string loss downtime and 100% production loss.

With over 1.2TW (Terawatts) of worldwide PV installed capacity, and another 100 Gigawatts of PV capacity coming online per year, the inefficiencies that are currently experienced due to overheating are quite extensive, and expensive.  As the world transitions to a low carbon-based energy system, we feel that there is a large untapped market for the Enertopia technology beyond just the processing of lithium claystone.  Our technology has been designed so that it can be retrofitted onto existing PV panels, and we are confident that our upcoming trial run at the 3-megawatt solar array will validate the results we have seen in our own field experiments.

Expected benefits of using the Enertopia Technology:

● A Potential increase of >10% or greater on an annual basis in electrical PV system output

● Removal of panel heat stress, which is a major contributor to below nameplate output and panel failure.

● Substantial Increase in PV System lifetime, thus improving the ROI for all users from home use to utility scale solar projects.

"We recommend all stakeholders visit our website enertopia.com for an updated presentations as they become avaible on the exciting opportunity this next chapter brings as Enertopia continues to move forward." Stated CEO Robert McAllister "Enertopia has made great strides forward in the last year by continuing to develop our Nevada lithium property, expanding into Green Technology has resulted in several opportunities that we continue to investigate in improving mining and society at the same time."

Conclusion:

We continue to believe that the Lithium hosted claystone deposits in Nevada will become major sources of Lithium production in the 2020s while offering the United States a secure domestic supply of battery grade Lithium products. We are also excited to see and witness the convergence of several technologies that are changing the very way we produce and consume electrical energy amidst the growing opportunities for a better world.

About Enertopia:

Enertopia defines Itself as an Environmental Solutions Company focused on using modern technology on extracting lithium and verifying or sourcing other intellectual property in the EV & green technologies to build shareholder value.

Enertopia shares are quoted in the United States under ticker symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President at 1-888-ENRT201.

This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its mining or technology projects, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements.  Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes in the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. There can be no assurance that the testing for the brine recovery system will be effective for the recovery of Lithium and if effective will be economic or have any positive impact on Enertopia, or that current talks with respect to potential joint ventures or partnerships will result in definitive agreements. There can be no assurance that patent #6,024,086 will have a positive impact on Enertopia. There can be no assurance that provisional patents applications will become patents. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities.

The OTC has not reviewed and does not accept responsibility for the adequacy or accuracy of this release